Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

-- Company announces record product revenue and growth; provides overview of key progress on major initiatives --

CAMBRIDGE, Mass., February 23, 2009 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, reported financial results for the fourth quarter and year-ended December 31, 2008.  The Company also provided a summary of recent highlights and accomplishments, 2009 corporate goals and commentary on the impact of current market conditions.

“I am pleased that despite the economic and industry challenges in 2008, Verenium was able to achieve significant progress in both our Biofuels and Specialty Enzyme businesses,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “Looking ahead to 2009, we expect to continue advancing our commercialization efforts consistent with our vision of delivering environmentally-sound, next-generation cellulosic ethanol to the market in the near-term.”

2008 and Recent Highlights and Accomplishments

Since the start of fiscal 2008, Verenium has made significant progress and achieved several important milestones across both of its business units, including:

Biofuels Business

•	Achieved mechanical completion, start-up and commissioning of the Company’s 1.4 million-gallon-per-year demonstration-scale plant in Jennings, LA ;
•	Began optimization of the demonstration plant;
•	Announced the first phase of a significant corporate partnership with BP to accelerate the development and advancement of cellulosic ethanol technology;
•
Continued advancing cellulosic ethanol commercialization in Asia, with development partner Marubeni, including the completion of a three million-liter-per-year plant in Saraburi, Thailand utilizing technology licensed from Verenium;

•	Secured two U.S. Department of Energy grants to support cellulosic ethanol technology;
•	Identified Highlands County, Florida as the location for a first commercial-scale cellulosic ethanol facility;
•	Named a recipient of a grant as part of Florida's "Farm to Fuel" initiative; and
•	Completed a second phase of the partnership with BP, forming a 50-50 joint venture to develop and commercialize cellulosic ethanol from non-food feedstocks.

Specialty Enzymes Business

•	Achieved record total revenues, product revenues, and product revenue growth for the year;
•	Achieved product gross margin improvement; and
•	Signed a collaboration agreement with Bunge Oils to develop and commercialize next-generation enzymes to further improve the economics of vegetable oil processing.

Financial Results

Total revenues for the fourth quarter and year ended December 31, 2008 were $19.7 million and $69.7 million, respectively, compared to $13.0 million and $46.3 million for the same periods in 2007.  The increase in 2008 revenues over comparable periods in 2007 was driven by product revenue growth.

Total product revenues for the fourth quarter and year ended December 31, 2008 were $12.1 million and $49.1 million, respectively, compared to $8.2 million and $26.0 million in 2007, representing an increase of 47 percent and 89 percent when compared to the same periods in the prior year. The increase in product revenues was primarily due to increased sales of PhyzymeTMXP by Danisco Animal Nutrition, which continued to expand its global phytase market share position in the animal feed industry throughout 2008. The Company also experienced sales growth for its other enzyme products, including FuelzymeTM–LF.

Product gross profit (product revenues less cost of product revenues) and product gross margin (product gross profit divided by product revenues) improved in the fourth quarter and full year 2008, versus comparable periods in 2007 due primarily to growth in Phyzyme sales, as well as incremental margin improvement contributed by other product growth.

Year-over-year increases in Research & Development and Selling, General & Administrative expenses related primarily to (1) the exclusion of Celunol operating expenses from the first two quarters of 2007, (2) transaction-related expenses incurred throughout 2008, and (3) acceleration of the Company’s Biofuels programs in 2008.

Non-cash, share-based compensation expenses included in operating expenses for the fourth quarter and year ended December 31, 2008 were $1.8 million and $11.2 million, respectively, compared to $2.6 million and $11.0 million for the same periods in 2007.
Net interest expense for the fourth quarter and year ended December 31, 2008 was $3.1 million and $18.0 million, respectively, as compared to $0.9 million and $1.8 million for the same periods in 2007.  These expenses related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments.  Of total net interest expense for the fourth quarter and year ended December 31, 2008, $1.6 million and $12.1 million, respectively, represents non-cash interest expense related to the Company’s 8 percent convertible notes.  The Company also capitalized approximately $4.6 million in interest expenses related to its demonstration-scale facility, in accordance with current accounting rules. Additionally, the Loss on Exchange of Convertible Notes and Gain on Net Change in Fair Value of Derivative Assets and Liabilities represent incremental non-cash impact associated with mark-to-market accounting treatment on the 8 percent convertible notes.

Net loss for the fourth quarter and year ended December 31, 2008 was $12.6 million, or $0.19 per share, and $185.5 million, or $2.89 per share, respectively, including a one-time non-cash charge of $106.1 million, or $1.65 per share, for goodwill impairment related to the merger with Celunol Corporation.  In comparison, net loss for the fourth quarter and year ended December 31, 2007 was $21.6 million, or $0.35 per share, and $107.6 million, or $1.97 per share, respectively, including a one-time non-cash charge of $42.4 million, or $0.78 per share, for in-process research and development related to the merger with Celunol Corporation in June 2007.

As of December 31, 2008, the Company had unrestricted cash, cash equivalents, and short-term investments totaling $7.5 million.

Since January 1, 2009, Verenium has reduced its temporary and permanent workforce by approximately 15 percent. Reductions were made company-wide, reflecting the Company’s commitment to aggressively manage expenses in view of its financial position, ongoing cash needs, and the prevailing economic conditions.

Verenium and BP recently announced the formation of a 50-50 joint venture for the development of a commercial-scale cellulosic ethanol facility in Highlands County, Florida, with a total commitment of $45 million in funding and assets contributed to the joint venture company from BP and Verenium, including a total of $22.5 million from BP and certain development assets from Verenium.  While the assets, liabilities and results of operations of the joint venture company may be consolidated with the financial position and results of operations of Verenium and its other subsidiaries on Verenium’s future financial statements, the funding and assets contributed to the joint venture company will only be available for the use by the joint venture company.

2009 Corporate Goals

The Company’s priorities for 2009 include the following:

•	Solidify balance sheet, manage expenses, and minimize cash burn to position the Company for future growth;

•	Secure financing required for first commercial-scale cellulosic ethanol facility;

•	Optimize the demonstration-scale plant in order to validate pre-established performance and process economics targets;

•	Leverage R&D capabilities and enhance cellulosic ethanol capabilities; and

•	Pursue strategic partnership opportunities for the Specialty Enzyme Business Unit.

“Current economic conditions continue to pose challenges for us as we strive to build a solid, market-leading business in an emerging industry,” added Riva.  “We remain committed to our foundational vision and believe we have the team, partners, and breakthrough technology that will allow us to make an important difference in the alternative energy mix.  While sometimes difficult, we will continue to take the measures necessary to efficiently manage the business during this challenging time.”

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to the Company's operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, financial position and financing plans and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital, risks associated with Verenium's dependence on, and protection and enforcement of, patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's quarterly report on Form 10-Q for the three months ended September 30, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update such forward-looking statements.

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Contacts:

Verenium:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

Selected Financial Information

Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007
Revenues:
Product	$12,130	$8,248	$49,083	$25,975
Collaborative	3,412	4,379	13,656	17,581
Grant	4,203	343	6,920	2,717
Total revenues	19,745	12,970	69,659	46,273

Cost of product revenues	8,131	5,926	35,153	19,815
Product gross profit	3,999	2,322	13,930	6,160

Operating expenses:
Research and development	18,390	14,787	63,438	52,296
Selling, general and administrative	11,886	11,554	44,273	36,016
Goodwill impairment charge	--	--	106,134	--
Acquired in-process research and development	--	--	--	42,400
Restructuring expenses	468	1,423	549	1,481
Total operating expenses	30,744	27,764	214,394	132,193

Loss from operations	(19,130)	(20,720)	(179,888)	(105,735)

Interest expense, net	(3,135)	(854)	(18,033)	(1,850)

Gain on net change in value of derivative assets and liabilities	2,196	--	3,478	--

Loss on exchange of convertible notes	--	--	(3,599)	--

Loss attributed to noncontrolling interest in Galaxy Biofuels LLC	7,500	--	12,500	--

Net loss	$(12,569)	$(21,574)	$(185,542)	$(107,585)

Basic and diluted net loss per share	$(0.19)	$(0.35)	$(2.89)	$(1.97)

Weighted average shares used in computing basic and diluted net loss per share	67,240	60,832	64,134	54,607

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Cash, cash equivalents and short-term investments	$7,458	$57,977
Accounts receivable, net	8,051	11,118
Inventory, net	2,432	5,904
Other current assets	2,938	1,408
Restricted cash	10,040	--
Property and equipment, net	115,711	76,663
Goodwill	--	106,134
Derivative asset – convertible hedge transaction, net	163	--
Other noncurrent assets	6,688	5,575
Total assets	$153,481	$264,779

Current liabilities, excluding deferred revenue	$41,299	$35,585
Deferred revenue	3,397	5,478
Convertible notes payable, net of discounts	129,092	120,000
Other long term liabilities	6,280	8,501
Noncontrolling interest in Galaxy Biofuels LLC	12,000	--
Stockholders’ equity (deficit)	(38,587)	95,215
Total liabilities, noncontrolling interest and stockholders’ equity (deficit)	$153,481	$264,779